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                                                                     EXHIBIT 5.1
                                 [LETTERHEAD]

404/572-4676                                                        404/572-5147

                                  May 1, 1998



Magellan Health Services, Inc.
3414 Peachtree Road, N.E.
Suite 1400
Atlanta, Georgia 30326

     Re: 2,457,278 Shares of Common Stock, $.25 par value per share, of Magellan Health Services, Inc.
          ---------------------------------------------------------------

Gentlemen:

     We have acted as counsel to Magellan Health Services, Inc. (the "Company"), in connection with the preparation and filing of Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-01217) (the "Registration Statement"), for registration under the Securities Act of 1933, as amended, of 2,457,278 shares of Common Stock, $.25 par value per share, of the Company (the "Common Stock"). The shares of Common Stock were issued to Rainwater-Magellan Holdings, L.P. ("Rainwater Magellan") in a private placement pursuant to that certain Stock and Warrant Purchase Agreement, dated as of December 22, 1995, as amended (the "Agreement"). The Selling Stockholders (as defined in the Registration Statement) were partners of Rainwater Magellan who received their shares of Common Stock pursuant to a pro rata distribution made by Rainwater Magellan.

     In rendering the opinions expressed below we have examined the Registration Statement, as amended, the Agreement, and such other documents as we have deemed necessary to enable us to express the opinions hereinafter set forth. In addition, we have examined and relied, to the extent we deemed proper, on certificates of officers of the Company as to factual matters, on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

     Based upon and subject to the foregoing, we are of the opinion that all legal and corporate proceedings necessary for the authorization and issuance of the shares of Common Stock have been duly taken and the shares of Common Stock were duly authorized and validly issued and are fully paid and nonassessable.

     We hereby consent to (a) the filing of the foregoing legal opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statment and all further amendments thereto and (b) all references to our firm in the Registration Statement.

                                       Very truly yours

                                       /s/ King & Spalding
                                       King & Spalding